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                                                                    Exhibit 4.21

                             COLONIAL HOLDINGS, INC.
                          10515 Colonial Downs Parkway
                            New Kent, Virginia 23124

June 14, 2002

Wells Fargo Bank Minnesota, National Association
Corporate Trust Services
213 Court Street - Suite 902
Middletown, CT 06457


Ladies and Gentlemen:


          Reference is made to that certain security agreement (as amended, amended and restated, supplemented or otherwise modified from time to time, the "Security Agreement"; capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Security Agreement), dated as of February 8, 2002, among Gameco, Inc. (the "Issuer"), each of the Guarantors listed on the signature pages thereto or from time to time party thereto by execution of a joinder agreement, and Wells Fargo Bank Minnesota, National Association, as Trustee (in such capacity and together with any successors in such capacity, the "Trustee").

          This letter supplements the Security Agreement and is delivered by the undersigned, COLONIAL HOLDINGS, INC., a Virginia corporation (the "New Pledgor"), pursuant to Section 3.5 of the Security Agreement. The New Pledgor hereby agrees to be bound as a Guarantor and as a Pledgor by all of the terms, covenants and conditions set forth in the Security Agreement to the same extent that it would have been bound if it had been a signatory to the Security Agreement on the execution date of the Security Agreement and without limiting the generality of the foregoing, hereby grants and pledges to the Trustee, for its benefit and for the benefit of the Secured Parties, as collateral security for the full, prompt and complete payment and performance when due (whether at stated maturity, by acceleration or otherwise) of the Secured Obligations, a Lien on and security interest in, all of its right, title and interest in, to and under the Pledged Collateral and expressly assumes all obligations and liabilities of a Guarantor and Pledgor thereunder. The New Pledgor hereby makes each of the representations and warranties and agrees to each of the covenants applicable to the Pledgors contained in the Security Agreement.

          As to the New Pledgor, the New Pledgor represents, warrants and agrees that in connection with its obligations under Section 3.4(b) of the Security Agreement that (i) as of the date hereof the Trustee has a perfected security interest in each Deposit Account described on Schedule 3.4(b) annexed hereto other than by control (such Deposit Accounts, the "Non-Controlled Accounts") and
(ii) with respect to each Non-Controlled Account, the New Pledgor shall, within thirty (30) days after the date hereof either (1) enter into a control agreement with the applicable depositary which form shall be in form and substance reasonably acceptable to the Trustee and shall perfect the Trustee's security interest in such Deposit Account by control or (2) close such Deposit Account.

          Attached hereto are supplements to each of the schedules to the Security Agreement with respect to the New Pledgor. Such supplements shall be deemed to be part of the Security Agreement.

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          This agreement and any amendments, waivers, consents or supplements hereto may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original, but all such counterparts together shall constitute one and the same agreement.

          THIS AGREEMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

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          IN WITNESS WHEREOF, the New Pledgor has caused this letter agreement to be executed and delivered by its duly authorized officer as of the date first above written.

                                        COLONIAL HOLDINGS, INC.


                                        By: /s/ Ian M. Stewart
                                            -------------------------------
                                            Name:  Ian M. Stewart
                                            Title: President

AGREED TO AND ACCEPTED:

WELLS FARGO BANK MINNESOTA, NATIONAL ASSOCIATION, as Trustee


By:  /s/ Robert L. Reynolds
     -------------------------------
     Name:  Robert L. Reynolds
     Title: Vice President

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                            Schedule to Exhibit 4.21

                                Omitted Documents

Document                    Party

Joinder Agreement           Colonial Downs, L.P.

Joinder Agreement           Stansley Racing Corp.